Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ProQuest Company

We consent to incorporation by reference in the registration statements (Nos. 33-99982, 333-48425, and 333-93099) on Form S-8 of ProQuest Company (formerly known as Bell & Howell Company) and in the registration statement (No. 333-59450) on Form S-3 of ProQuest Company of our reports dated March 16, 2005 with respect to the consolidated balance sheets of ProQuest Company and subsidiaries as of January 1, 2005 and January 3, 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the fiscal years ended January 1, 2005, January 3, 2004, and December 28, 2002 and management’s assessment of the effectiveness of internal control over financial reporting as of January 1, 2005 and the effectiveness of internal control over financial reporting as of January 1, 2005, which reports appear in the fiscal 2004 annual report on Form 10-K of ProQuest Company.

Our report dated March 16, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of January 1, 2005, contains an explanatory paragraph that states that ProQuest Company excluded a recently acquired entity, Serials Solutions, from its assessment of the effectiveness of internal control over financial reporting. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of Serials Solutions.

/s/ KPMG LLP

Detroit, Michigan

March 16, 2005